EXHIBIT 3.1

Delaware PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "DIGITAL VIDEO SYSTEMS, INC.", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF MAY, A.D. 2002, AT 9 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

STATE OF DELAWARE

SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 05/30/2002

020345353 - 2312385

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

DIGITAL VIDEO SYSTEMS, INC.

(originally incorporated on October 13, 1992 under the name Digital Video Systems, Inc.)

Douglas T. Watson certifies that:

One: He is the duly elected and acting President of Digital Video Systems, Inc., a Delaware corporation.

Two: The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is Digital Video Systems, Inc.

ARTICLE II

The address of the corporation's registered office in the State of Delaware is 15 E. North Street, Dover, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd., County of Kent.

ARTICLE III

The purpose of this corporation is to engage in any lawful act or. activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

This corporation is authorized to issue two classes of shares, which shall be designated as Common Stock, $.0001 par value per share, and Preferred Stock, 5.0001 par value per share. The total number of shares of Common Stock which this corporation is authorized to issue is Thirty Million (30,000,000) and the total number of shares of Preferred Stock which this corporation is authorized to issue is Five Whoa (5,000,000). The Preferred Stock may lee issued from time to time in on or more series.

The Board of Directors of the Corporation is authorized to determine the number of additional series into which shares of Preferred Stock may be divided, to determine the designations, powers, preferences and voting and other right% and the qualifications, limitations and restrictions granted to or imposed upon such additional Preferred Stock or any series thereof or any holder thereof, to determine and alter the designations, powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock or the holders thereof, to fix the number of shares of that series and to increase or decrease, within the limits stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series (but not below the member of such shares they outstanding), the number of shares of any such series subsequent to the issuance of shares of that series.

ARTICLE V

The relative rights, preferences, privileges, and restrictions granted to or imposed upon the respective classes of the shares or the holders thereof are as follows:

A. Dividend Preference. The holders of Series A Preferred and Series B Preferred shall be entitled to receive, out of funds legally available therefor, dividends at an annual rate. of $0.1231668 for each share of Series A Preferred or Series B Preferred held by them, payable when and as declared by the Board, in preference and priority to the payment of dividends on any shares of Common Stock (other than those payable solely in Common Stock or involving the repurchase of shares of Common Stock from terminated employees, officers, directors, or consultants pursuant to contractual arrangements). The dividends payable to the holders of Series A Preferred and Series B Preferred shall not be cumulative, and no right shall accrue to the holders of Series A Preferred and Series B Preferred by reason of the fact that dividends on the Series A Preferred and Series B Preferred are not declared or paid in any previous fiscal year of the corporation, whether or not the earnings of the corporation in that previous fiscal year were sufficient to pry such dividends in whole or in part. In the event that the corporation shell have declared but unpaid dividends outstanding immediately prior to, and in the event of a conversion of Series A Preferred or Series B Preferred (as provided in Section D hereof), the corporation shall, at the option of the holder, pay in cash to the holders) of Series A Preferred and Series B Preferred subject to conversion the full amount of any such dividends or allow such dividends to be converted into Common Stock in accordance with, and pursuant to the terms specified in, Section D hereof

B. Liquidation Preference.

1. In the event of any liquidation, dissolution, or winding up of the corporation (a "Liquidation Event") within three years from the date of first issuance of Series A Preferred, whether voluntary or not, distributions to the stockholders of the corporation shall be made in the following manner: The holders of Series A Preferred and Series B Preferred shall be entitled to receive, before any amount shall be paid to the holders of Common Stock, an amount per share equal to 51.5395856 (as adjusted for future stock splits, combinations or similar events and hereafter referred to as the "Original Issue Price's for each share of Series A Preferred and Series B Preferred plus all declared but unpaid dividends. If, upon the occurrence of any such Liquidation Event, the assets and surplus finds distributed among the holders of Series A Preferred and Series B Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and surplus funds of the corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred and Series B Preferred. If, upon the occurrence of any such Liquidation Event after the payment to the holders of Series A Preferred and Series B Preferred of such full preferential amount, assets or surplus funds remain in the corporation, the holders of Common Stock shall be entitled to receive an amount per share equal to $1,504,000 divided by the number of shares of Common Stock then outstanding.

2. In the event of any Liquidation Event which occurs more than three years after the first issuance of the Series A Preferred, the first $11,500,000 of assets and funds available for distribution shall be distributed so that (i) each holder of Series A Preferred and each holder of Series B Preferred shall be entitled to receive the Original Issue ?rice Per share for an aggregate of $10,00b,000 and (ii) the holders of Common Stock shall receive an amount per share equal to $1,500,000 divided by the number of shares of Common Stock then outstanding. If, upon the occurrence of any such Liquidation Event, the assets and funds available to be distributed among the holders of the Series A Preferred and Series B Preferred and Common Stock shall be less than $11,500,000, then the entire assets and funds of the corporation legally available for distribution to such holders shall be distributed 13% to the holders of Common Stock as a class and 87% to the holders of Series A Preferred and Series B Preferred as a class, with the aggregate amount distributed within each such class to be distributed ratably based on the number of shares of Series A Preferred and Series B Preferred as a class, or Common Stock, respectively, held by each holder of shares of each such class.

3. After payment has been made to the holders of the Series A Preferred, the" Series B Preferred and the Common Stock of the full amounts to which they shall be entitled under paragraphs 1 or 2 above, as the case may be, the remaining assets of the corporation available for distribution to stockholders shall be distributed ratably among the holders of Series A Preferred, Series B Preferred and holders of Common Stock based on the number of shares of Common Stock held by each (assuming conversion in full of all Series A Preferred and Series B Preferred).

4. A sale of .all or substantially all of the assets of the corporation, or the acquisition of this corporation by another entity by means of consolidation or merger resulting in the exchange of the outstanding shares of this corporation for securities or other consideration issued, or caused to be issued, by the acquiring corporation or corporations and pursuant to which the stockholders of this corporation (determined prior to such event) do not hold more than 50% of the voting power of the surviving corporation, shall be a Liquidation Event within the meaning of this Section B.

5. Each holder of Series A Preferred and Series B Preferred shall be deemed to have consented under the Delaware General Corporation Law to distributions made by the corporation in connection with the repurchase of shares of Common Stock issued to or held by officers, directors, or employees of, or consultants to, the corporation or its subsidiaries upon termination of their employment or services pursuant to agreements (whether now existing or hereafter entered into) providing for the right of said repurchase between the corporation and such persons.

6. The value of securities and property paid or distributed pursuant to this Section B shall be computed at fair market value at the time of payment to the corporation or at the time made available to stockholders, all as determined by the Board of Directors in the good faith exercise of its reasonable business judgment, provided that: (i) if such securities are listed on any established stock exchange or a national market system, their fair market value shall be the average closing sales price for such securities as quoted on such system or exchange (or the largest such exchange) for the five business days preceding the date the value is to be determined (or if there are no sales for such dates, then for the last five preceding business days on which there were sales); and (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices arc not reported, their fair market value shall be the average of the mean between the high bid and low asked prices for such securities on the five business days preceding the date the value is to be determined (or if there are no quoted prices for such dates, then for the last five preceding business days on which there were quoted prices).

7. Nothing hereinabove set forth shall affect in any way the right of each holder of Preferred Stock to convert such shares at any time and from time to time into Common Stock in accordance with Section D hereof.

C. Voting Rights.

1. Except as otherwise required bylaw or hereunder, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the Stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders. is solicited, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (alter aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number. Holders of Common Stock and Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation.

2. Notwithstanding the foregoing, at each annual or special meeting called for the purpose of electing directors, the holders of the Series A Preferred and Series B Preferred, voting together as a separate class, shall he entitled to elect one (1) director, and all remaining directors shall be elected by the holders of Common Stock voting together as a single class. The provisions of this Section C(2) shall expire and be of no further force or effect upon conversion of all outstanding shares of Preferred Stock into Common Stock pursuant to the provisions of Section A hereof. In the case of any vacancy in the office of a director elected by a specified group of stockholders, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of a majority of the shares of such specified group given at a special meeting of such stockholders duly called or by an action by written consent for that purpose. Any director who shall have been elected by a specified group of stockholders may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of such specified group, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose, and any such vacancy thereby created may be filled by the vote of the holders of a majority of the shares of such specified group represented at such meeting or in such consent.

D. Conversion Rights. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

1. Right to Convert. Each share of Series A Preferred and Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for such Series A Preferred or Series B Preferred, as the case may be. Bach share of Series A Preferred and each share of Series B Preferred shall be convertible into fully paid and non-assessable shares of Common Stock at a rate of one share of Common Stock for each share of Series A Preferred or Series B Preferred, subject to adjustment in accordance with Section D(4). The number of shares of Common Stock into which each share of the Series A Preferred or Series B Preferred is convertible is hereinafter referred to as the "Conversion Rate."

2. Automatic Conversion. Each share of Series A Preferred and Series B Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Rate upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock or other securities of the corporation for the account of the corporation to the public at (i) a price per share or unit (prior to underwriter commissions and offering expenses) of not less than $5.00 per share or unit (appropriately adjusted for any stock combination, stock split, stock dividend, recapitalization, or other similar transaction) or (ii) an aggregate offering price to the public of greater than $10,000,00 (the "Automatic Conversion"). In the event of the automatic Conversion of the Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

3. Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lien of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock (as determined in good faith by the Board of Directors). Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the corporation at such office that he or she elects to convert the same; provided, however, that in the event of an Automatic Conversion pursuant to Section D(2), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent, and provided further that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the corporation or its transfer agent as provided above, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be convened, or in the case of Automatic Conversion on the date of closing of the public offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

4. Adjustments to Conversion Rate.

(a) Adjustments for Dividends, Splits, Subdivisions,_ Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be increased by a stock dividend payable in Common Stock, stock split, subdivision, or other similar transaction into a greater number of shares of Common Stock, the Conversion Rate then in effect for the Series A Preferred and Series B Preferred or the number of outstanding shares of Series A Preferred and Series B Preferred shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage increase in the outstanding number of shares of Common Stock. In the event the outstanding shares of Common Stock shall be decreased by reverse stock split, combination, consolidation, or other similar transaction into a lesser number of shares of Common Stock, the Conversion Rate then in effect for the Series A Preferred and Series B Preferred or the number of outstanding shares of Series A Preferred and Series B Preferred shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage decrease in the outstanding number of shares of Common Stock.

(b) Adjustments for other Distributions. In the event the corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the corporation other than shares of Common Stock and other than as otherwise adjusted in this Section D, then and in each such event provision shall be made so that the holders of Series A Preferred and Series B Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the corporation which they would have received had their Series A Preferred and Series B Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section D with respect to the rights of the holders of the Series A Preferred and Series B Preferred.

(c) Adjustments for Reclassification. Exchange and Substitution. If the Common Stock issuable upon conversion of the Series A Preferred and Series B Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a -subdivision or combination of shares provided for above), the Conversion Rate then in affect for the Series A Preferred and Series B Preferred shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred and the Series B Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such Series A Preferred and Series B. Preferred immediately before that change.

5. No Impairment. The corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section D) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred and the Series B Preferred against impairment.

6. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for a series of Preferred Stock pursuant to this Section D, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or. readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A Preferred or Series B Preferred, furnish or cause to be furnished to such holder like certificate setting forth: (i) such adjustments and readjustments; (ii) the Conversion Rate at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred or the Series B Preferred.

7. Notices of Record Date. In the event that this corporation shall propose at any time:

(a) to declare any dividend or distribution upon its Common Stock, whether in. cash, property, stock, or other securities, whether or not a regular. cash dividend and whether or not out of earnings or earned surplus;

(b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(c) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(d) to merge or consolidate with or into any other corporation, or sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve, or wind up; then, in connection with each such event, this corporation shall send to the holders of the Series A Preferred and Series B Preferred:

(i) at least 20 days prior written notice of the date on which a record shall be taken for such dividend, distribution. or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (c) and (d) above; and

(ii) in the case of the matters referred to in (c) and (d) above, at least 20 days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Series A Preferred and the Series B Preferred at the address for each such holder as shown on the books of this corporation.

8. Issue Taxes. The corporation shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred and Series B Preferred pursuant hereto; provided, however, that the corporation shall not be obligated to pay any transfer taxes . resulting from any transfer requested by any holder in connection with any such conversion.

9. Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred and the Series B Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred and Series B Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred and Series B Preferred, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation.

10. Status of Converted Stock. In case any shares of Series A Preferred or Series B Preferred shall be converted pursuant to this Section A, the shares so converted shall be retired and shall not be reissued.

E. Protective Provisions. In addition to any other rights provided by law, so long as any shares of Series A Preferred or Series B Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series A Preferred and Series B Preferred, voting together as a single class:

1. amend or repeal any provision of, or add any provision to: (i) the corporation's certificate of incorporation; or (ii) the corporation's Bylaws, if such action would increase the authorized number of directors;

2. (i) dissolve or otherwise liquidate the corporation; (ii) sell, convey or otherwise dispose of all or substantially all of its property or business; or (iii) merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any other transaction or series of related transactions disposing of more than 50% of the voting power of the corporation; or

3. engage in any extraordinary corporate transaction which could have a material effect on the business or operations of the corporation.

ARTICLE VI

The corporation is to have perpetual existence.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute:

A. The Board of Directors of the corporation is expressly authorized; to adopt, amend, alter, or repeal the Bylaws of the corporation.

B. Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

C. The books of the corporation may be kept at such place within or without the State of Delaware as the Bylaws of the corporation may provide or as may be designated from time to time by the Board of Directors of the corporation.

ARTICLE VIII

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if, sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ARTICLE IX

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same now exists, or as it may hereafter be amended, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this Article IX, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE X

A. Actions, Suits and Proceedings Other than by or in the Right the Corporation. The corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an 'Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit, or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe such conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section F below, the corporation shall not indemnity an indemnitee seeking. indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the corporation.

B. Actions or Suits by or in the Right of the Corporation. The corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such Indemnitee is or was, or has agreed to become, a director or officer of the corporation, or is or was saving, or has agreed to serve, at the request of the corporation, as a director, officer, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection with such. action, suit, or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware or such other court shall deem proper.

C. Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit, or proceeding referred to in Sections A and B of this Article, or in defense of any claim, issue, or matter therein, or on appeal from any such action, suit, or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection therewith. Without limiting the foregoing, if any action, suit, or proceeding is disposed of,. on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee; (ii) an adjudication that the Indemnitee was liable to the corporation; (iii) a plea of guilty or nolo contendere by the Indemnitee; (iv) an adjudication that the Indemnitee did not act in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the corporation; and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee bad reasonable cause to believe his or her conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

D. Notification and Defense of Claim. As a condition precedent to the right to be indemnified, the Indemnitee must notify the corporation in writing as soon as practicable of any action, suit, proceeding, or investigation involving Indemnitee for which indemnity will or could be sought. With respect to any action, suit; proceeding, or investigation of which the corporation is so notified, the corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the corporation to the Indemnitee of its election so to assume such defense, the corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as proved below in this Section D. The Indemnitee shall have the right to employ his or her own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless: (i) the employment of counsel by the Indemnitee has been authorized by the corporation; (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the corporation and the Indemnitee in the conduct of the defense of such action; or (iii) the corporation shall not in fact have employed counsel to assume the defense. of such action, in each of which cases the fees, and expenses of counsel for the Indemnitee shall be at the expense of the corporation except as otherwise expressly provided by this Article. The corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

E. Advance of Expenses. Subject to the provisions of Section F below, in the event that the corporation does not assume the defense pursuant to Section D of this Article of any action, suit, proceeding, or investigation of which the corporation receives notice under this Article, any expenses (including attorneys' fees) incurred by an Indemnnitee in defending a civil or criminal action, suit, proceeding, or investigation or any appeal therefrom shall be paid by the corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the corporation as authorized in this Article. Such undertaking may be accepted without reference to the financial ability of such person to make such repayment.

F. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Sections A, B, C or E of this Article, the Indemnitee shall submit to the corporation a written request, including in such request such documentation and information as is reasonably available to thc Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the corporation of the written request of the Indemnitee, unless with respect to requests under Section A, B or E the corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnnitee did not meet the applicable standard of standard set forth in Section A or B. as the case may be. Such determination shall be made in each instance by (a) a majority vote of a quorum of the directors or the corporation consisting of persons who are not at that time parties to the action, suit, or proceeding in question ("'disinterested directors"), (b) if no such quorum is obtainable, a majority vote of a committee of two or more disinterested directors, (c) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single -class, which quorum shall consist of stockholders who are not at that time parties to the action, suit, or proceeding in question, (d) independent legal counsel (who may be regular legal counsel to the corporation), or (e) a court of competent jurisdiction.

G. Remedies. The right to indemnification or advances are granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section F. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the corporation. Neither the failure of the corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the corporation pursuant to Section F that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the corporation.

H. Subsequent Amendment. No amendment, termination, or repeal of this Article or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding, or investigation arising out of or relating to any actions, transactions, or facts occurring prior to the final adoption of such amendment, termination, or repeal.

I. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee. seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement, or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee's official capacity and as to action in any other capacity while holding office for the corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors, and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification' rights and procedures different from those set forth in this Article. In addition, the corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the corporation or other persons serving the corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

J. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines, or amounts paid in settlement actually and reasonably incurred by or on Indemnitee's behalf in connection. with any action, suit, proceeding, or investigation and any appeal therefrom but not, however, for the total amount thereof, the corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines, or amounts paid in settlement to which the Indemnitee is entitled.

K. Insurance. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the corporation or another corporation, partnership, joint venture, trust, or other enterprise (including any employee benefit plan) against any expense, liability, or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such expense, liability, or loss under the General Corporation Law of the State of Delaware.

L. Merger or Consolidation. If the corporation is merged into or consolidated with. another corporation and the corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the corporation under this Article with respect to any action, suit, proceeding, or investigation arising out of or relating to any actions; transactions, or facts occurring prior to the date of such merger or consolidation.

M. Savings Clauses. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees) judgments, fines, and amounts paid in settlement in connection with any action, suit, proceeding, or investigation, whether civil, criminal, or administrative, including any action by or in the right of the corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

N. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

O. Subsequent Legislation. If the General Corporation Law of the State of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitee, then the corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

ARTICLE XI

The corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

Three: The foregoing amendment and restatement of Certificate of Incorporation has been duly approved by the Board of Directors of the corporation.

Four: The foregoing amendment and restatement of Certificate of Incorporation was approved by the holders of the required number of shares of the corporation in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law. The number of shares voting in favor of the amendment equaled or exceeded the vote required.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated , Certificate of Incorporation on May 24, 2002.

/s/ Douglas T. Watson